Exhibit 35.2
ANNUAL COMPLIANCE CERTIFICATE
Comenity Servicing LLC (the “Servicer”) hereby certifies as of December 31, 2019 as follows:
1.
The undersigned has reviewed, for the period beginning January 1, 2019 and ending December 31, 2019: (a) the activities of the Servicer as they related to the Third Amended and Restated Service Agreement, dated as of April 23, 2019, between the Servicer and Comenity Bank (as amended, the “Servicing Agreement”) and (b) the Servicer’s performance under the Servicing Agreement.  Such review of the activities of the Servicer and the performance by the Servicer of its obligations under the Servicing Agreement has been made by persons under the direct supervision of the undersigned.

2.
To the best knowledge of the undersigned, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement in all material respects for the period beginning January 1, 2019 and ending December 31, 2019.

This report is delivered pursuant to Item 1123 of Regulation AB.

COMENITY SERVICING LLC By: /s/ Tammy McConnaughey
Name: Tammy McConnaughey Title: President, Chief Services Officer